Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business	Ownership Interest
Viva GyM S.A.	Peru	Viva GyM	Graña y Montero owns 59.5%; GyM owns 38.6%
GyM S.A.	Peru	GyM	Graña y Montero owns 93.6%
Concesionaria La Chira S.A.	Peru	La Chira	Graña y Montero owns 50.0%
Concesión Canchaque S.A.	Peru	Canchaque	Graña y Montero owns 99.9%
Concar S.A.	Peru	Concar	Graña y Montero owns 99.6%
GMP S.A.	Peru	GMP	Graña y Montero owns 95.0%
GMD S.A.	Peru	GMD	Graña y Montero owns 88.7%
GyM Ferrovías S.A.	Peru	GyM Ferrovías	Graña y Montero owns 75.0%
Norvial S.A.	Peru	Norvial	Graña y Montero owns 50.1%
CAM Chile S.A.	Chile	Cam	Graña y Montero owns 75.0%
Survial S.A.	Peru	Survial	Graña y Montero owns 99.9%
GMI S.A.	Peru	GMI	Graña y Montero owns 89.4%
Stracon GyM S.A.	Peru	Stracon GyM	GyM owns 74.1%
Ingeniería y Construcción Vial y Vives S.A.	Chile	Vial y Vives	GyM owns 74.0%
Inmobiliaria Almonte S.A.C.	Peru	Almonte	Viva GyM owns 50.4%